EXHIBIT 99.1

Contacts:
	Jim Curley	Christopher Bunn
	Chief Financial Officer	Director, Investor Relations
	(510) 420-5000	(510) 420-5150

LeapFrog Enterprises, Inc. Issues Guidance for the First Quarter

Emeryville, Calif. – March 10, 2004 – LeapFrog Enterprises, Inc. (NYSE: LF), a leading developer of innovative technology-based educational products, today issued guidance for the first quarter of 2004. Despite positive sell-through data to date in the first quarter, LeapFrog expects net sales in the first quarter to be between $66 million and $72 million. This, coupled with reduced gross margin for the quarter and continued strong investment in research and development and supply chain initiatives, results in an expected net loss for the quarter of between $(0.18) per share and $(0.22) per share.

“The first quarter is a very small portion of our overall year. In fact, we had expected the first quarter to represent just 10 percent of 2004 net sales,” said Tom Kalinske, LeapFrog’s Chief Executive Officer. “However, the first quarter is particularly vulnerable to trends that impact our net sales, margin and net income, including the shifting of retail orders to later in the year, and the difficult financial position of certain retailers.

“We believe that it is premature to draw conclusions with respect to the entire year based upon our sell-in results to date,” added Kalinske. “We are excited about our 2004 line of products, which was met with much enthusiasm at New York Toy Fair. In addition, this will be the first full year for our LittleTouch™ LeapPad, LeapPad® Plus Writing and Leapster™ platforms, each with growing libraries of software titles.

“We remain committed to innovation and improvements in operations that provide superior long term value to our stockholders,” said Kalinske. “In order to finalize products for 2004 and ensure the timely development of exciting new products for 2005, we are maintaining our projected level of spending on research and development this year. We are also strengthening our operations group, supply chain management system and warehousing and logistics functions. Finally, we are beginning to incur significant legal expenses to protect our valuable intellectual property against competitors.”

The company believes all of these expenditures are in the best long-term interests of its stockholders and will result in a stronger business. While these investments in the business will result in significantly higher operating expenses in 2004, LeapFrog expects that they will lead to improved margins and reduced costs in the long run.

LeapFrog’s guidance is reflective of the company’s current expectations, which are based on information available at the time of this release, and are subject to changing conditions, many of which are outside of the company’s control.

LeapFrog is not hosting a conference call in conjunction with this announcement. LeapFrog will report on first quarter 2004 earnings after the market closes on April 21st and conduct a conference call at 5:00 PM Eastern time on the same day.

About LeapFrog

LeapFrog Enterprises, Inc. is a leading designer, developer and marketer of innovative, technology-based learning products and related proprietary content, dedicated to making learning effective and engaging for all ages, at home and in schools, around the world. The company was founded in 1995 and is based in Emeryville, California. LeapFrog has developed a family of learning platforms that come to life with more than 100 interactive software titles, covering important subjects such as phonics, reading, math, music, geography, social studies, spelling, vocabulary and science. In addition, the company has created more than 35 stand-alone educational products for ages from six months to 16 years. LeapFrog’s award-winning U.S. consumer products are available at major retailers in more than 20 countries around the world. The LeapFrog SchoolHouse curriculum programs are currently in classrooms across the United States with over 200 interactive books and over 450 skill cards representing more than 6,000 pages of educational content. LeapFrog SchoolHouse products have won numerous awards from the education industry, including the Golden Lamp Award and Distinguished Achievement Award from the Association of Educational Publishers, the Award of Excellence from Technology & Learning magazine and the Teacher’s Choice Award from Learning magazine.

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LEAPFROG, The LeapFrog Logo, LEAPPAD, LITTLETOUCH, LEAPSTER and LEAPFROG SCHOOLHOUSE are trademarks of LeapFrog Enterprises, Inc.

Forward-Looking Statements

Cautionary Statement Under The Private Securities Litigation Reform Act Of 1995:

The guidance statements in this release constitute forward-looking information, and actual results could differ materially. Among the factors that could cause results to differ from the guidance are the following: actual orders and shipments in the remaining weeks of the first quarter, consumer demand for the company’s products, both in the aggregate and in relation to competitive product offerings; the company’s ability to adjust manufacturing and shipments to meet customer demand, particularly late in a quarter; expenses incurred by the company in expediting shipments to customers late in a quarter; the company’s ongoing ability to develop, produce, and market new products that appeal to consumers; the company’s success in penetrating the educational market; the shelf-space made available for the company’s products by retailers; the company’s ability to complete its supply chain initiatives on time; seasonal variability in the various markets for the company’s products; resellers’ changes in their own inventory and stocking models, and the financial condition of the company’s customers. These and other factors that could affect the Company’s actual financial performance during 2004 are discussed in greater detail in the company’s SEC filings, particularly its 2002 annual report on Form 10-K filed on March 28, 2003, and its quarterly report on Form 10-Q filed on November 10, 2003. The guidance in this release represents the company’s expectations as of the date of this release. The company disclaims any obligation to update this guidance prior to its announcement of financial results for the first quarter of 2004.